EXHIBIT 99.1

        [Western Gas Resources, Inc., Letterhead]

Dear participant:

         As a participant, or former participant, in the Western Gas Resources, Inc. Retirement Plan, referred to herein as the Retirement Plan, you elected to direct a certain portion of contributions made into your individual 401(k) account into the Western Gas Resources Common Stock Fund, referred to herein as the Western Gas Fund. Your and each other participant's proportional interest in the assets of the Western Gas Fund is measured in units of participation, referred to as Units, which consist of interests in shares of common stock of Western Gas Resources, Inc., or Western, purchased in the open market by the Retirement Plan trustee and short-term investments. We have determined that certain shares of common stock held in the Western Gas Fund may not have been properly registered under the Securities Act of 1933, as amended, referred to herein as the Securities Act. Therefore, in order to comply with federal securities laws, Western is offering to rescind, referred to herein as the Rescission Offer, all shares of its common stock that were purchased and included in Units purchased by Retirement Plan participants between August 14, 2001 and August 14, 2002, referred to herein as the Rescission Period.

         You are not obligated in any way to accept this offer. In light of the substantial increase in the market value of the common stock since the end of the Rescission Period, acceptance of the Rescission Offer is currently economically beneficial only for those participants who have sold Units purchased during the Rescission Period at a loss. Western, as a fiduciary for participants under the Retirement Plan, will not effectuate any repurchases pursuant to the Rescission Offer unless such repurchases are economically beneficial to the participants as of June 25, 2004, referred to herein as the Expiration Date. A repurchase is not economically beneficial unless the market value of the common stock decreases to the extent that the value of a Unit is less than the price paid by the participant during the Rescission Period plus interest.

         After adjustments to reflect Western's announced two-for-one stock split in the form of a stock dividend, referred to herein as the Stock Split, to be distributed on June 18, 2004, each Unit will equal a two-third share of common stock plus a varying amount of short-term investments.

         Enclosed is a prospectus detailing the terms and background of the offer. The prices per share and the numbers of shares in the prospectus have been restated to reflect the Stock Split. While you are encouraged to read the entire prospectus thoroughly before deciding to accept or reject the offer, the following summary of the offer is provided for your reference:

      o We have identified you as a person entitled to receive this Rescission Offer because you purchased Units during the Rescission Period.

      o In relation to all Units purchased during the Rescission Period, you are entitled to (1) receive an amount of damages for any such Units you may have sold at a loss and/or (2) accept Western's offer to repurchase the Units still held in your individual account , subject to Western's fiduciary duty to you under the Retirement Plan to direct the trustee not to effectuate any repurchase that is not economically beneficial to you as of the Expiration Date.

      o For all Units purchased during the Rescission Period but which are no longer held in your account, Western is offering to pay an amount of damages if you sold the Units for a price that was less than you originally paid (a loss), which will be equal to the price originally paid for the Units less the amount received on the sale of such Units plus interest. Interest will be paid on the amount originally paid for the Units during the period from the date of purchase of the Units until the date of sale of such Units. Interest will also be paid on the loss realized from the date of sale of the Units through (but not including) the date damages are paid, referred to herein as the Payment Date. In order to determine the amount of damages payable, all Units acquired on your behalf during the Rescission Period will be matched against all sales of Units during or following such period, by matching the first Unit acquired with the first Unit sold.

      o For all Units purchased during the Rescission Period and still held in your individual account, Western, as plan administrator of the Retirement Plan, has determined that due to the substantial increase in the market price of our common stock since the Rescission Period, it, as a fiduciary for you under the Retirement Plan, will direct the trustee not to effectuate any repurchase if the price per Unit that you paid, plus applicable interest, is less than the current market value of a Unit on the Expiration Date. In light of this fiduciary duty, if you elect to accept the Rescission Offer with respect to such Units, Western will repurchase your Units only if the price per Unit that you paid, plus applicable interest, is greater than the current market value of a Unit as of the Expiration Date, at a purchase price equal to the price originally paid for the Units plus interest through (but not including) the Payment Date. If you no longer hold in your account all of the Units you acquired during the Rescission Period or you wish to have repurchased only a portion of the Units currently in your account, Western will only repurchase those Units that are not deemed sold. Units are deemed sold in the order in which you purchased them. In order to determine which Units are eligible for repurchase, all Units acquired on your behalf during the Rescission Period will be matched against all sales of Units during or following such period, by matching the first Unit acquired with the first Unit sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer.

      o If you elect to rescind or receive damages, you must notify Western of the specific Unit purchases you wish to rescind or for which you are entitled to damages. Western has engaged Causey Demgen & Moore Inc., Certified Public Accountants and Consultants (the "Rescission Administrator"), to administer the rescission process, and the Rescission Administrator will review and verify your election.

      o  You have until 11:59 p.m., Mountain Standard Time, on        , 2004 to
         accept the offer, after which you will be deemed to have rejected the offer.

      o If you accept the repurchase offer described above, subject to Western's fiduciary duty to you under the Retirement Plan to direct the trustee not to effectuate any repurchase that is not economically beneficial to you as of the Expiration Date as described above, your account balance in the Western Gas Fund will be reduced by the number of Units which you elect to have Western repurchase and, until the completion of the repurchase, you must retain in your Western Gas Fund account a number of Units not less than those tendered for repurchase. The proceeds from the repurchase by Western will be reinvested on your behalf by the trustee of the Retirement Plan in accordance with your current recorded investment election. If you accept the offer of damages in for any Units purchased during the Rescission Period but subsequently sold, the amount of damages paid by Western will be reinvested on your behalf by the trustee of the Retirement Plan in the Managed Income Portfolio.

      o If you reject the Rescission Offer, your account balance in the Western Gas Fund will not change and the Western common stock underlying the Units purchased on your behalf during the Rescission Period will be deemed registered under the Securities Act, effective as of the date of this prospectus.

         In order to accept the offer you must complete the Participant's Acceptance of the Rescission Offer form (attached as Appendix I to the
prospectus) and mail or return it by       , 2004 to Causey Demgen & Moore
Inc.

         The closing sale price of the common stock (as reported on the New York Stock Exchange) on May 25, 2004 was $27.87, as adjusted to reflect the Stock Split. For the fifty-two week duration of the Rescission Period, the per share sales price, as adjusted to reflect the Stock Split, of Western's common stock ranged from a high of $20.06 to a low of $11.95.

         If you have any questions regarding the offer, please call the Rescission Administrator, Mr. Thomas Ruygrok, at 1-888-299-6475, Monday through Friday between 9:00 a.m. and 5:00 p.m., Mountain Standard Time.


                               Sincerely,


                               /s/ John C. Walter
                               -----------------------
                               John C. Walter
                               Executive Vice President, General
                               Counsel and Secretary